EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media and Investor Contact:
Wendy Kelley
Vice President, Stakeholder and Investor Engagement
investorrelations@wd40.com
+1-619-275-9304

WD-40 Company Announces Divestiture of U.K. Homecare and Cleaning Businesses
~ Enables Increased Focus on Growth Strategy for Maintenance Products ~
SAN DIEGO — September 2, 2025 — WD-40 Company (NASDAQ:WDFC) announced today the sale of its homecare and cleaning product businesses in the United Kingdom, consisting of its 1001 and 1001 Carpet Fresh brands, to Supreme Imports Ltd, a Manchester-based consumer products developer, manufacturer, and distributor.
The transaction was completed through a simultaneous sign-and-close process, with WD-40 Company providing certain transition services for up to three months. The all-cash transaction, including inventory consideration, is valued up to £5.6 million ($7.5 million), including inventory consideration.
"This strategic action demonstrates our ongoing commitment to optimizing our portfolio and resources to prioritize the Company's higher growth, higher gross margin opportunities in maintenance products," said Steve Brass, WD-40 Company's president and chief executive officer. “Our mantra, 'few things, many places, bigger impact,' is rooted in our long-standing strength: focus. We want every employee to wake up each day thinking about how to grow the blue and yellow brand with the little red top. This level of focus is rare, incredibly valuable, and was the key driver behind our decision to divest these non-core brands."
This transaction, which includes only the homecare and cleaning product businesses in the United Kingdom, consists of all associated trademarks, domains, certain intellectual property, finished and unfinished goods inventory, existing manufacturing contracts, and limited manufacturing equipment. No facilities or employees will transfer to the buyer through this divestiture.
For the Company's fiscal year ended August 31, 2024, the businesses to be divested generated net sales of approximately $9.0 million. Through the nine months ending May 31, 2025, the businesses to be divested generated net sales of approximately $6.5 million.
The Company anticipates using most of the up-front net proceeds from the transaction to pay down short-term high-interest rate debt. Any remaining or future funds will be held on the Company's balance sheet and used for general corporate purposes.
D.A. Davidson served as the Company's financial advisor, and Cooley LLP served as the Company's legal advisor in connection with the transaction.
About WD-40 Company
WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories, and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.

Headquartered in San Diego, California, USA, WD-40 Company recorded net sales of $590.6 million in fiscal year 2024 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select Market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.
Forward-Looking Statements
Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information. These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. These forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.
These forward-looking statements include, but are not limited to, discussions about future financial and operating results, including: expected benefits from any acquisition or divestiture transaction; assuming unexpected risks; disruption to the parties’ business as a result of the announcement and acquisition or divestiture transaction; the Company's ability to successfully complete any planned divestiture; expected proceeds from the divestiture; the intended use of proceeds by the Company from the divestiture transaction; impact of the divestiture transaction on the Company's stock price or EPS; growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; changes in the political conditions or relations between the United States and other nations; changes in trade policies and tariffs; the impacts from inflationary trends, supply chain constraints and supply chain disruptions; changes in interest rates; and forecasted foreign currency exchange rates and commodity prices.
The Company’s expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company’s expectations, beliefs or forecasts will be achieved or accomplished. All forward-looking statements reflect the Company’s expectations as of September 2, 2025. We undertake no obligation to revise or update any forward-looking statements.
Actual events or results may materially differ from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I—Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2024 which the Company filed with the SEC on October 21, 2024, and in the Company’s Quarterly Report on Form 10-Q for the period ended May 31, 2025, which the Company filed with the SEC on July 10, 2025.

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